EXHIBIT 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Senior Vice President – Finance and Treasurer	Senior Vice President, Corporate Communications
Fifth & Pacific Companies, Inc.	Fifth & Pacific Companies, Inc.
201.295.7515	212.626.3408

FIFTH & PACIFIC COMPANIES, INC. REPORTS 2nd QUARTER AND FIRST HALF RESULTS

•	Reports Q2 2013 adjusted EBITDA of $8 million, net of foreign currency transaction adjustments
•	Reports Q2 2013 GAAP loss per share from continuing operations of ($0.30) and adjusted loss per share of ($0.12)
•	Kate Spade posts a 65% increase in net sales and a 27% increase in direct-to-consumer comparable sales
•	Reaffirms 2013 adjusted EBITDA guidance of $120 to $150 million, net of foreign currency transaction adjustments

New York, NY – August 8, 2013 – Fifth & Pacific Companies, Inc. (NYSE:FNP) today announced results for the second quarter of 2013. For the second quarter of 2013 on a GAAP basis, loss from continuing operations was ($36) million, or ($0.30) per share, compared to loss from continuing operations of ($50) million, or ($0.46) per share, for the second quarter of 2012.

Net sales for the second quarter of 2013 were $382 million, an increase of $45 million, or 13.4%, from the comparable 2012 period. Adjusted loss per share from continuing operations for the second quarter of 2013 was ($0.12), compared to adjusted loss per share from continuing operations of ($0.09) for the second quarter of 2012.

Adjusted EBITDA, net of foreign currency transaction adjustments, was $8 million for the second quarter of 2013 and $16 million for the second quarter of 2012.

The Company also announced second quarter 2013 direct-to-consumer comparable sales as follows:

Brand	Q2
Kate Spade	27%
Lucky Brand	2%
Juicy Couture	(4%)

For the first half of 2013, the Company recorded a loss from continuing operations of ($76) million, or ($0.63) per share, compared to a loss from continuing operations for the first half of 2012 of ($101) million, or ($0.96) per share. Adjusted loss per share from continuing operations in the first half of 2013 was ($0.27) compared to an adjusted loss per share from continuing operations of ($0.31) in the first half of 2012. Net sales for the first half of 2012 were $754 million, an increase of $100 million, or 15.3%, from the comparable 2012 period.

William L. McComb, Chief Executive Officer of Fifth & Pacific Companies, Inc., said: “We were pleased overall with the performance of our brands during the quarter, as we believe we remain on track to achieve our 2013 financial targets. Kate Spade posted a 65% increase in total net sales, driven by strong performance in all channels of its business and a 27% increase in direct-to-consumer comparable sales. Excluding the impact of $22 million in net sales associated with Kate

Spade Japan, net sales for Kate Spade increased 43%. Kate Spade remains on track to achieve its adjusted EBITDA target of $130 to $140 million for the year, despite the planned dilution on adjusted EBITDA margin resulting from the reporting impact of the Kate Spade Japan acquisition and the launch of Kate Spade Saturday.”

Mr. McComb continued: “At Lucky Brand, total net sales decreased 2% in the second quarter, driven primarily by the timing impact of wholesale shipments that we discussed last quarter, while direct-to-consumer comparable sales increased 2% in the quarter. As we enter the Fall season, we believe the brand is well-positioned to achieve its targets for the back half of the year. Performance at Juicy Couture in the second quarter was consistent overall with our expectation. Gross margin rate was down compared to the second quarter of 2012, although we saw some improvement in trend compared to the first quarter.  Total net sales for the brand were down (11%) in the quarter and direct-to-consumer comparable sales decreased (4%). We continue to believe that the brand is nearing a turning point and has a bright future under the direction of Paul Blum and his team.”

Mr. McComb concluded: “We are continuing our work to identify the best path forward with our brand portfolio to maximize shareholder value and will provide an update as and when appropriate. In the meantime, all of our business segments continue to progress and we expect to achieve our business plan in the second half of 2013. We continue to forecast adjusted EBITDA, net of foreign currency transaction adjustments, in the range of $120 to $150 million.”

The adjusted results for the second quarter and first half of 2013 and 2012, as well as forward-looking targets, exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives, brand-exiting activities, acquisition related costs, losses on extinguishment of debt, impairment of cost investment and interest expense charges related to a multi-employer pension withdrawal liability. The Company believes that the adjusted results for such periods represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information,” provide a full reconciliation of actual results to the adjusted results. We present Adjusted EBITDA, which we define as income (loss) from continuing operations, adjusted to exclude income tax provision (benefit), interest expense, net, depreciation and amortization, net, losses on extinguishment of debt, expenses incurred in connection with the Company’s streamlining initiatives, brand-exiting activities, acquisition related costs, non-cash impairment charges, losses on asset disposals and non-cash share-based compensation expense. We also present Adjusted EBITDA, net of foreign currency transaction adjustments, which is Adjusted EBITDA further adjusted to exclude unrealized and certain realized foreign currency transaction adjustments, net. We present the above-described EBITDA measures because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

The Company will sponsor a conference call at 10:00am eastern time today to discuss its results for the second quarter of 2013. The dial-in number is 1-888-694-4676 with pass code 16648091. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Fifth & Pacific website at www.fifthandpacific.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-Q for the second quarter of fiscal 2013, filed with the Securities and Exchange Commission.

SECOND QUARTER RESULTS

Adjusted EBITDA

During the fourth quarter of 2012, we determined that our measure of segment profitability is Adjusted EBITDA of each reportable segment.  Accordingly, our CEO evaluates performance and allocates resources based primarily on Segment Adjusted EBITDA.  Segment Adjusted EBITDA is also a key metric utilized in our annual bonus and long-term incentive plans. Segment Adjusted EBITDA excludes: (i) depreciation and amortization; (ii) charges due to streamlining initiatives, brand-exiting activities and acquisition related costs; and (iii) losses on asset disposals and impairments. Unallocated Corporate costs also exclude non-cash share-based compensation expense.  Therefore, Segment Adjusted EBITDA does not include Corporate costs associated with the following functions: corporate finance, investor relations, communications, legal, human resources and information technology shared services and costs of executive offices and corporate facilities, which are included in Unallocated Corporate costs. We do not allocate amounts reported below Operating loss to our reportable segments, other than equity income (loss) in equity method investees. Our definition of Segment Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Overall Results

Net sales from continuing operations for the second quarter of 2013 were $382 million, an increase of $45 million, or 13.4% from the second quarter of 2012, reflecting an increase in sales in our Kate Spade segment, partially offset by declines in sales in our Juicy Couture, Adelington Design Group and Lucky Brand segments. Net sales for the second quarter of 2013 included $22 million of Kate Spade Japan sales.

Gross profit as a percentage of net sales decreased to 56.5% in the second quarter of 2013, compared to 56.6% in the comparable 2012 period, primarily reflecting increased promotional activity in our Juicy Couture segment, partially offset by increased gross profits in our Kate Spade segment, which runs at a higher gross profit rate than the Company average.

Selling, general & administrative expenses (“SG&A”) increased $4 million, or 1.5%, to $232 million in the second quarter of 2013 compared to the second quarter of 2012. The increase in SG&A reflected the following:

•

A $38 million increase in SG&A in our Kate Spade and Lucky Brand segments, primarily related to direct-to-consumer expansion reflecting: (i) increased e-commerce fees and advertising expenses; (ii) increased compensation related expenses and (iii) increased rent and other store operating expenses. The increase also included incremental SG&A associated with Kate Spade Japan and the launch of Kate Spade Saturday;

•	A $12 million decrease in costs at Corporate and in our Juicy Couture and Adelington Design Group segments; and
•	A $22 million decrease in expenses associated with our streamlining initiatives, brand-exiting activities and acquisition related costs.

SG&A as a percentage of net sales was 60.7% in the second quarter of 2013, compared to 67.8% in the second quarter of 2012, primarily reflecting reduced SG&A at Corporate and in our Juicy Couture and Adelington Design Group segments.

Operating Loss was ($16) million ((4.2%) of net sales) in the second quarter of 2013 compared to an operating loss of ($38) million ((11.1%) of net sales) in the second quarter of 2012.

Other (Expense) Income, net was ($1) million in the second quarter of 2013, compared to $5 million in the second quarter of 2012, primarily reflecting (i) foreign currency transaction gains and losses and (ii) equity in (losses) earnings of our investments in equity investees.

Impairment of Cost Investment was ($6) million in the second quarter of 2013, related to the investment in the Mexx business.

Loss on Extinguishment of Debt was ($3) million in the second quarter of 2012 resulting from the conversion of $15 million aggregate principal amount of our Convertible Notes into 4.3 million shares of our common stock and the repurchase of 29 million euro aggregate principal amount of our Euro Notes.

Interest expense, net was $12 million in the second quarter of 2013, flat compared to the second quarter of 2012, primarily reflecting a decrease of $2 million in interest expense related to the Euro Notes and Convertible Notes and a $1 million decrease in financing fees, partially offset by a $3 million increase in interest expense on the Senior Notes and outstanding borrowings under our Amended Facility.

Provision for Income Taxes was $2 million in the second quarter of 2013 and 2012, primarily representing increases in deferred tax liabilities for indefinite-lived intangible assets, current tax on operations in certain jurisdictions and an increase in the accrual for interest related to uncertain tax positions.

Loss from continuing operations in the second quarter of 2013 was ($36) million, or ($0.30) per share, compared to a loss of ($50) million, or ($0.46) per share in the second quarter of 2012. Adjusted loss per share from continuing operations in the second quarter of 2013 was ($0.12), compared to adjusted loss per share from continuing operations of ($0.09) in the second quarter of 2012.

Net loss in the second quarter of 2013 was ($43) million, inclusive of losses related to discontinued operations of ($7) million, compared to a net loss of ($52) million, inclusive of losses related to discontinued operations of ($3) million, in the second quarter of 2012. Net loss per share was ($0.36) in the second quarter of 2013, compared to a net loss per share of ($0.48) in the second quarter of 2012.

Balance Sheet and Cash Flow

Accounts Receivable decreased $20 million, or 17.8%, at the end of the second quarter of 2013 compared to the second quarter of 2012, primarily due to decreased wholesale sales in our Juicy Couture and Lucky Brand segments, partially offset by increased wholesale sales in our Kate Spade segment.

Inventories increased $51 million, or 26.9% at the end of the second quarter of 2013 compared to the second quarter of 2012, primarily due to an increase in Kate Spade inventory to support growth initiatives and the impact of the Kate Spade Japan acquisition.

Cash flow used in continuing operating activities for the last twelve months was ($8) million, including a $20 million advance refunded to JCPenney in February 2013.

Debt outstanding decreased to $490 million compared to $503 million in the second quarter of 2012. We ended the second quarter of 2013 with $9 million in cash and cash equivalents and marketable securities, compared to $174 million at the end of the second quarter of 2012. The $152 million increase in our net debt position over the last twelve months primarily reflected: (i) the funding of $103 million of capital and in-store shop expenditures; (ii) the payment of $41 million for the Kate Spade Japan acquisition; and (iii) the conversion of $23 million aggregate principal amount of our Convertible Notes into 6.5 million shares of our common stock.

Segment Highlights

Net sales and Segment Adjusted EBITDA for our reportable segments are provided below:

Juicy Couture

Net sales for Juicy Couture were $94 million, a 10.7% decrease compared to 2012, which primarily reflected decreases in our wholesale apparel and wholesale non-apparel operations.

Store counts and key operating metrics are as follows:

—  We ended the quarter with 74 specialty retail stores, 50 outlet stores and 2 concessions, reflecting the closure (net of openings) of 6 specialty stores, 3 concessions and 2 outlet stores over the past 12 months;

—  Average retail square footage in the second quarter was approximately 414 thousand square feet, a 1.7% decrease compared to 2012;

—  Sales per square foot for comparable stores for the latest twelve months were $647; and

—  Comparable direct-to-consumer sales (inclusive of e-commerce and concessions) decreased (4%) in the second quarter of 2013.

Juicy Couture Segment Adjusted EBITDA in the second quarter was ($4) million ((4.2%) of net sales), compared to Segment Adjusted EBITDA of $3 million (2.9% of net sales) in 2012.

Lucky Brand

Net sales for Lucky Brand were $109 million, a 2.4% decrease compared to 2012, reflecting decreases in our wholesale apparel and wholesale non-apparel operations, partially offset by increases in our outlet and e-commerce operations.

Store counts and key operating metrics are as follows:

—  We ended the quarter with 171 specialty retail stores and 52 outlet stores, reflecting the opening (net of closures) of 8 outlet stores and the closure (net of openings) of 1 specialty retail store over the last 12 months;

—  Average retail square footage in the second quarter was approximately 556 thousand square feet, a 0.7% increase compared to 2012;

—  Sales per square foot for comparable stores for the latest twelve months were $463; and

—  Comparable direct-to-consumer sales (inclusive of e-commerce) increased 2% in the second quarter of 2013.

Lucky Brand Segment Adjusted EBITDA in the second quarter was $4 million (3.7% of net sales), compared to Segment Adjusted EBITDA of $8 million (6.9% of net sales) in 2012.

Kate Spade

Net sales for Kate Spade were $167 million, a 65.3% increase compared to 2012, reflecting increases across all operations in the segment. Net sales for the first three months of 2013 included $22 million of Kate Spade Japan net sales.

Store counts and key operating metrics are as follows:

—  We ended the quarter with 97 specialty retail stores, 42 outlet stores and 39 concessions, reflecting the opening (net of closures) of 22 specialty retail stores, 13 outlet stores and 7 concessions over the last 12 months and the addition of 21 specialty retail stores and 32 concessions resulting from the Kate Spade Japan acquisition;

—  Average retail square footage in the second quarter was approximately 247 thousand square feet, a 55.3% increase compared to 2012;

—  Sales per square foot for comparable stores for the latest twelve months were $1,167; and

—  Comparable direct-to-consumer sales (inclusive of e-commerce) increased 27% in the second quarter of 2013.

Kate Spade Segment Adjusted EBITDA in the second quarter was $24 million (14.3% of net sales), compared to Segment Adjusted EBITDA of $19 million (19.2% of net sales) in 2012.

Adelington Design Group

Net sales for the Adelington Design Group segment decreased $7 million, or 36.3%, in the second quarter to $12 million, reflecting a decrease across substantially all operations in the segment.

Adelington Design Group Segment Adjusted EBITDA in the second quarter was $2 million (15.5% of net sales), compared to Segment Adjusted EBITDA of $5 million (27.1% of net sales) in 2012.

Corporate

Unallocated Corporate Costs decreased from ($20) million in the second quarter of 2012 to ($17) million in 2013, primarily reflecting reduced payroll and related expenses.

About Fifth & Pacific Companies, Inc.

Fifth & Pacific Companies, Inc. designs and markets a portfolio of retail-based, premium, global lifestyle brands including Juicy Couture, Kate Spade, and Lucky Brand. In addition, the Adelington Design Group, a private brand jewelry design and development group, markets brands through department stores and serves jcpenney via exclusive supplier agreements for the Liz Claiborne and Monet jewelry lines and Kohl’s via an exclusive supplier agreement for Dana Buchman jewelry. The Company also has licenses for the Liz Claiborne New York brand, available at QVC and Lizwear, which is distributed through the club store channel. Visit www.fifthandpacific.com for more information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in, or incorporated by reference into, this press release, future filings by us with the Securities and Exchange Commission (“SEC”), our press releases, and oral statements made by, or with the approval of, our authorized personnel, that relate to our future performance or future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “aim,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast,” “contemplation” or “currently envisions” and similar phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, that could cause actual results to differ materially from those suggested by the forward-looking statements, including, without limitation: our ability to continue to have the necessary liquidity, through cash flows from operations and availability under our amended and restated revolving credit facility (as amended to date, the “Amended Facility”), may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the financial and other covenants included in, our Amended Facility and the borrowing base requirement in our Amended Facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible cash, accounts receivable and inventory and the minimum availability covenant in our Amended Facility that requires us to maintain availability in excess of an agreed upon level; restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; general economic conditions in the United States, Asia, Europe and other parts of the world, including the impact of income tax changes and debt reduction efforts in the United States; levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; our ability to successfully implement our long-term strategic plans, including the continued growth of our KATE SPADE brand, our ability to sustain the recent improved performance in our LUCKY BRAND business, our ability to successfully improve the operations and results, creative direction and product offering at our JUICY COUTURE brand, and our ability to expand into markets outside of the US, such as China, Japan and Brazil, and the risks associated with such expansion; changes in the cost of raw materials, labor, advertising and transportation which could impact prices of our products; risks associated with the sale of the LIZ CLAIBORNE family of brands to J.C. Penney Corporation, Inc. and the licensing arrangement with QVC, Inc., including, without limitation, our ability to maintain productive working relationships with these parties and possible changes or disputes in our other brand relationships or relationships with other retailers and existing licensees as a result, and the dependence of our ADELINGTON DESIGN GROUP business on third party arrangements and partners; our ability to anticipate and respond to constantly changing consumer demands and tastes and fashion trends, across multiple brands, product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees; risks associated with our arrangement to continue to operate our Ohio distribution facility with a third-party operations and labor management company that provides distribution operations services, including risks related to increased operating expenses, systems capabilities and operating under a third party arrangement; our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines, such as the KATE SPADE SATURDAY line, or enter new markets, such as China, Japan and Brazil or product categories, and risks related to such new lines, markets or categories; the impact of the highly competitive nature of the markets within which we operate, both within the US and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our buying/sourcing agreement with Li & Fung Limited, which results in a single third party foreign buying/sourcing agent for a significant portion of our products; a variety of legal, regulatory, political and economic risks, including risks related to the importation and exportation of product, tariffs and other trade barriers; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products, but political activity seeking to re-impose quota has been initiated or threatened; whether we will be successful operating the KATE SPADE business in Japan and the risks associated with such operation; our exposure to currency fluctuations; risks associated with material disruptions in our information technology systems, both owned and licensed, and with our third-party e-commerce platforms and operations; risks associated with privacy breaches; risks associated with credit card fraud and identity theft; risks associated with third party service providers, both domestic and overseas, including service providers in the area of e-commerce; limitations on our ability to utilize all or a portion of our US deferred tax assets if we experience an “ownership change”; and the outcome of current and future litigation and other proceedings in which we are involved. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the matters addressed in this press release and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Forward-looking statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions, including those described in this press release, and in the Company’s Annual Report on Form 10-K for the year ended December 29, 2012; and the Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2013 each filed with the SEC and the Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2013, to be filed with the SEC, including in the sections entitled “Item 1A-Risk Factors” and “Statement on Forward Looking Statements.” We may change our intentions, beliefs or expectations at any time and without notice, based upon any change in our assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond our control. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands, except per common share data)

	Three Months Ended		Three Months Ended
	June 29, 2013	% of	June 30, 2012	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales

Net Sales	$381,961	100.0%	$336,858	100.0%
Cost of goods sold	166,284	43.5%	146,141	43.4%
Gross Profit	215,677	56.5%	190,717	56.6%
Selling, general & administrative expenses	231,769	60.7%	228,260	67.8%
Operating Loss	(16,092)	(4.2)%	(37,543)	(11.1)%
Other (expense) income, net	(958)	(0.3)%	4,842	1.4%
Impairment of cost investment	(6,109)	(1.6)%	-	-%
Loss on extinguishment of debt	-	-%	(2,788)	(0.8)%
Interest expense, net	(11,632)	(3.0)%	(12,268)	(3.6)%
Loss Before Provision for Income Taxes	(34,791)	(9.1)%	(47,757)	(14.2)%
Provision for income taxes	1,601	0.4%	1,794	0.5%
Loss from Continuing Operations	(36,392)	(9.5)%	(49,551)	(14.7)%
Discontinued operations, net of income taxes	(6,745)		(2,547)
Net Loss	$(43,137)		$(52,098)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations	$(0.30)		$(0.46)
Net Loss	$(0.36)		$(0.48)

Weighted Average Shares, Basic and Diluted (a)	120,013		108,863

(a)              Because the Company incurred a loss from continuing operations for the three months ended June 29, 2013 and June 30, 2012, all potentially dilutive shares are antidilutive.  Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands, except per common share data)

	Six Months Ended		Six Months Ended
	June 29, 2013	% of	June 30, 2012	% of
	(26 Weeks)	Sales	(26 Weeks)	Sales

Net Sales	$753,763	100.0%	$654,005	100.0%
Cost of goods sold	333,897	44.3%	284,181	43.5%
Gross Profit	419,866	55.7%	369,824	56.5%
Selling, general & administrative expenses	459,122	60.9%	440,309	67.3%
Operating Loss	(39,256)	(5.2)%	(70,485)	(10.8)%
Other (expense) income, net	(2,823)	(0.4)%	2,517	0.4%
Impairment of cost investment	(6,109)	(0.8)%	-	-%
Loss on extinguishment of debt	(1,108)	(0.1)%	(5,646)	(0.9)%
Interest expense, net	(23,975)	(3.2)%	(24,608)	(3.8)%
Loss Before Provision for Income Taxes	(73,271)	(9.7)%	(98,222)	(15.0)%
Provision for income taxes	2,609	0.3%	3,059	0.5%
Loss from Continuing Operations	(75,880)	(10.1)%	(101,281)	(15.5)%
Discontinued operations, net of income taxes	(19,431)		(11,457)
Net Loss	$(95,311)		$(112,738)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations	$(0.63)		$(0.96)
Net Loss	$(0.80)		$(1.07)

Weighted Average Shares, Basic and Diluted (a)	119,523		104,984

(a)              Because the Company incurred a loss from continuing operations for the six months ended June 29, 2013 and June 30, 2012, all potentially dilutive shares are antidilutive.  Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(All amounts in thousands)

	Three Months Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
	(13 Weeks)	(13 Weeks)	(26 Weeks)	(26 Weeks)
Net Loss	$(43,137)	$(52,098)	$(95,311)	$(112,738)

Other Comprehensive (Loss) Income, Net of Income Taxes:
Cumulative translation adjustment	(3,383)	(53)	(7,928)	(18)
Unrealized losses on available-for-sale securities, net of income taxes of $0	-	(26)	-	(45)
Change in fair value of cash flow hedges, net of income taxes of $333, $0, $621 and $0, respectively	542	-	1,013	-
Comprehensive Loss	$(45,978)	$(52,177)	$(102,226)	$(112,801)

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands)

	June 29, 2013	June 30, 2012
Assets
Current Assets:
Cash and cash equivalents	$9,155	$173,039
Accounts receivable - trade, net	91,350	111,175
Inventories, net	238,390	187,878
Other current assets	53,670	51,312
Total current assets	392,565	523,404

Property and Equipment, Net	236,232	209,416
Goodwill	52,147	1,523
Intangibles, Net	126,999	116,561
Other Assets	38,241	49,586
Total Assets	$846,184	$900,490

Liabilities and Stockholders’ Deficit
Current Liabilities:
Short-term borrowings	$90,002	$20,791
Convertible Senior Notes	8,269	28,300
Other current liabilities	358,894	343,410
Total current liabilities	457,165	392,501

Long-Term Debt	391,746	453,425
Other Non-Current Liabilities	210,951	230,062
Stockholders’ Deficit	(213,678)	(175,498)
Total Liabilities and Stockholders’ Deficit	$846,184	$900,490

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands)

	Six Months Ended
	June 29, 2013	June 30, 2012
	(26 Weeks)	(26 Weeks)

Cash Flows from Operating Activities:
Net loss	$(95,311)	$(112,738)
Adjustments to arrive at loss from continuing operations	19,431	11,457
Loss from continuing operations	(75,880)	(101,281)

Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	35,240	38,685
Loss on asset disposals and impairments, including streamlining initiatives, net	8,619	30,472
Share-based compensation	3,501	5,596
Loss on extinguishment of debt	1,108	5,646
Foreign currency losses (gains), net	7,991	(272)
Other, net	629	(1,370)
Changes in assets and liabilities:
Decrease in accounts receivable - trade, net	28,863	8,405
(Increase) decrease in inventories, net	(21,060)	5,484
(Increase) decrease in other current and non-current assets	(4,145)	1,343
(Decrease) increase in accounts payable	(14,499)	1,872
Decrease in accrued expenses and other non-current liabilities	(54,964)	(46,474)
Net change in income tax assets and liabilities	1,715	2,023
Net cash used in operating activities of discontinued operations	(1,437)	(11,054)
Net cash used in operating activities	(84,319)	(60,925)

Cash Flows from Investing Activities:
Purchases of property and equipment	(47,103)	(30,549)
Payments for in-store merchandise shops	(1,522)	(1,301)
Investments in and advances to equity investees	(3,000)	(3,000)
Other, net	18	113
Net cash used in investing activities of discontinued operations	(2,347)	-
Net cash used in investing activities	(53,954)	(34,737)

Cash Flows from Financing Activities:
Proceeds from borrowings under revolving credit agreement	298,886	109,676
Repayment of borrowings under revolving credit agreement	(211,260)	(93,497)
Proceeds from issuance of Senior Secured Notes	-	164,540
Repayment of Euro Notes	-	(90,448)
Proceeds from sale-leaseback	8,673	-
Principal payments under capital lease obligations	(2,458)	(2,204)
Proceeds from exercise of stock options	1,498	5,574
Payment of deferred financing fees	(4,436)	(4,874)
Net cash provided by financing activities	90,903	88,767

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(2,877)	(2)

Net Change in Cash and Cash Equivalents	(50,247)	(6,897)
Cash and Cash Equivalents at Beginning of Period	59,402	179,936
Cash and Cash Equivalents at End of Period	$9,155	$173,039

FIFTH & PACIFIC COMPANIES, INC.

SEGMENT REPORTING

(All amounts in thousands)

		Segment	% of
	Net Sales	Adjusted EBITDA (a)	Sales
Three Months Ended June 29, 2013 (13 Weeks)
JUICY COUTURE	$93,680	$(3,977)	(4.2)%
LUCKY BRAND	109,400	4,038	3.7%
KATE SPADE (b)	166,795	23,884	14.3%
Adelington Design Group	12,086	1,872	15.5%
Total - Reportable Segments	$381,961

		Segment	% of
	Net Sales	Adjusted EBITDA (a)	Sales
Three Months Ended June 30, 2012 (13 Weeks)
JUICY COUTURE	$104,947	$3,026	2.9%
LUCKY BRAND	112,035	7,683	6.9%
KATE SPADE (b)	100,889	19,347	19.2%
Adelington Design Group	18,987	5,138	27.1%
Total - Reportable Segments	$336,858

		Segment	% of
	Net Sales	Adjusted EBITDA (a)	Sales
Six Months Ended June 29, 2013 (26 Weeks)
JUICY COUTURE	$192,058	$(12,275)	(6.4)%
LUCKY BRAND	226,375	9,345	4.1%
KATE SPADE (b)	307,758	42,840	13.9%
Adelington Design Group	27,572	5,744	20.8%
Total - Reportable Segments	$753,763

		Segment	% of
	Net Sales	Adjusted EBITDA (a)	Sales
Six Months Ended June 30, 2012 (26 Weeks)
JUICY COUTURE	$215,147	$6,093	2.8%
LUCKY BRAND	212,448	6,752	3.2%
KATE SPADE (b)	187,336	35,857	19.1%
Adelington Design Group (c)	39,074	6,724	17.2%
Total - Reportable Segments	$654,005

(a)              Segment Adjusted EBITDA excludes: (i) depreciation and amortization; (ii) charges due to streamlining initiatives, brand-exiting activities and acquisition related costs; and (iii) losses on asset disposals and impairments. In addition, Segment Adjusted EBITDA does not include Corporate expenses associated with the following functions: corporate finance, investor relations, communications, legal, human resources and information technology shared services and costs of executive offices and corporate facilities, which are included in Unallocated Corporate costs.  Refer to the table entitled “Reconciliation of Non-GAAP Financial Information” for further information.

(b)             Amounts include equity in the (losses) earnings of equity method investees of $(292), $996, $(562) and $1,054 for the three and six months ended June 29, 2013 and June 30, 2012, respectively.

(c)              The following table provides a reconciliation of Adelington Design Group Net Sales to Adjusted Net Sales.

Six Months Ended
June 30, 2012
(26 Weeks)
Adelington Design Group Net Sales:
As Reported	$39,074
Brand-Exiting Activities	514
Adjusted Net Sales	$39,588

FIFTH & PACIFIC COMPANIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands)

(Unaudited)

The following table provides reconciliations of Segment Adjusted EBITDA to: (i) Adjusted EBITDA, Net of Foreign Currency Transaction Adjustments; and (ii) Loss from Continuing Operations.

	Three Months Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
	(13 Weeks)	(13 Weeks)	(26 Weeks)	(26 Weeks)

Segment Adjusted EBITDA:
JUICY COUTURE	$(3,977)	$3,026	$(12,275)	$6,093
LUCKY BRAND	4,038	7,683	9,345	6,752
KATE SPADE	23,884	19,347	42,840	35,857
Adelington Design Group	1,872	5,138	5,744	6,724
Total Reportable Segments Adjusted EBITDA	25,817	35,194	45,654	55,426
Unallocated Corporate Costs	(17,288)	(20,484)	(34,657)	(41,052)
Other (expense) income (a)	(666)	3,846	(2,261)	1,463
Less: Foreign currency transaction adjustments, net	257	(2,305)	1,356	(272)
Adjusted EBITDA, Net of Foreign Currency Transaction Adjustments	8,120	16,251	10,092	15,565

Foreign currency transaction adjustments, net	(257)	2,305	(1,356)	272
Depreciation and amortization, net (b)	(16,388)	(15,722)	(32,949)	(32,514)
Charges due to streamlining initiatives, brand-exiting activities, acquisition related costs and loss on asset disposals and impairments, net	(7,104)	(33,391)	(14,365)	(45,695)
Share-based compensation	(1,421)	(2,144)	(3,501)	(5,596)
Loss on extinguishment of debt	-	(2,788)	(1,108)	(5,646)
Impairment of cost investment	(6,109)	-	(6,109)	-
Interest expense, net	(11,632)	(12,268)	(23,975)	(24,608)
Provision for income taxes	1,601	1,794	2,609	3,059
Loss from Continuing Operations	$(36,392)	$(49,551)	$(75,880)	$(101,281)

(a)              Amounts do not include equity in the (losses) earnings of equity method investees of $(292), $996, $(562) and $1,054 for the three and six months ended June 29, 2013 and June 30, 2012, respectively.

(b)             Excludes amortization included in Interest expense, net.

FIFTH & PACIFIC COMPANIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands, except per common share data)

(Unaudited)

The following tables provide reconciliations of (i) Loss from Continuing Operations to Adjusted Loss from Continuing Operations (a) and (ii) Operating Loss to Adjusted Loss from Continuing Operations (a):

	Three Months Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
	(13 Weeks)	(13 Weeks)	(26 Weeks)	(26 Weeks)

Loss from Continuing Operations	$(36,392)	$(49,551)	$(75,880)	$(101,281)

Streamlining initiatives, brand-exiting activities and acquisition related costs (b)	6,271	28,729	13,498	39,807
Loss on extinguishment of debt	—	2,788	1,108	5,646
Interest expense (c)	202	258	433	530
Impairment of cost investment	6,109	—	6,109	—
Benefit for income taxes	9,846	7,662	22,126	22,985
Adjusted Loss from Continuing Operations (a)	$(13,964)	$(10,114)	$(32,606)	$(32,313)

Operating Loss	$(16,092)	$(37,543)	$(39,256)	$(70,485)
Streamlining initiatives, brand-exiting activities and acquisition related costs (b)	6,271	28,729	13,498	39,807
Adjusted Operating Loss (a)	(9,821)	(8,814)	(25,758)	(30,678)

Adjusted interest expense, net (d)	(11,430)	(12,010)	(23,542)	(24,078)
Other (expense) income, net	(958)	4,842	(2,823)	2,517
Benefit for income taxes (e)	(8,245)	(5,868)	(19,517)	(19,926)

Adjusted Loss from Continuing Operations (a)	$(13,964)	$(10,114)	$(32,606)	$(32,313)

Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations (a)(f)	$(0.12)	$(0.09)	$(0.27)	$(0.31)

(a)     Adjusted Operating Loss excludes streamlining initiatives and brand-exiting activities and acquisition related costs.  In addition to those items, Adjusted Loss from Continuing Operations and Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations exclude impairment of cost investment, loss on extinguishment of debt and interest expense related to a multi-employer pension plan, which is payable through June 2016.

(b)    During the three and six months ended June 29, 2013 and June 30, 2012, the Company recorded expenses related to its streamlining initiatives, brand-exiting activities and acquisition related costs as follows:

	Three Months Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
	(13 Weeks)	(13 Weeks)	(26 Weeks)	(26 Weeks)

Payroll, contract termination costs, asset write-downs and other costs:
JUICY COUTURE	$619	$1,975	$2,867	$4,140
LUCKY BRAND	332	578	1,337	2,575
KATE SPADE	217	602	911	2,274
Adelington Design Group	61	584	390	2,729
Corporate	510	23,269	882	25,610

Store closure, other brand-exiting and acquisition related costs:
KATE SPADE	858	442	1,183	442
Adelington Design Group	175	306	135	1,064
JUICY COUTURE	—	492	(117)	492
LUCKY BRAND	—	481	(135)	481
Corporate	3,499	—	6,045	—
	$6,271	$28,729	$13,498	$39,807

(c)     Represents interest expense related to a multi-employer pension withdrawal liability.

(d)    Excludes interest expense of $202, $258, $433 and $530 for the three and six months ended June 29, 2013 and June 30, 2012, respectively, related to a multi-employer pension withdrawal liability.

(e)     Reflects a normalized tax rate based on estimated adjusted pretax loss.

(f)     As the Company incurred an adjusted loss from continuing operations for the three and six months ended June 29, 2013 and June 30, 2012, all potentially dilutive shares are antidilutive. As such, basic and diluted weighted average shares outstanding are equal for such periods.

FIFTH & PACIFIC COMPANIES, INC.

AVAILABILITY UNDER REVOLVING CREDIT FACILITY

(In thousands)

June 29, 2013

Total Revolving Credit Facility Size (a)	$350,000

Borrowing Base (a)	$240,040
Outstanding Borrowings	87,610
Letters of Credit Issued	18,923
Available Capacity	$133,507
Excess Capacity (b)	$98,507

(a)     Availability under the revolving credit facility is the lesser $350 million or a borrowing base comprised primarily of eligible accounts receivable and inventory.

(b)    Excess capacity represents available capacity reduced by the minimum required aggregate borrowing availability of $35 million.